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                                                                 EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Stockholders and Board of Directors
Interactive Flight Technologies, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-15767 on Form S-8) of Interactive Flight Technologies, Inc. of our report dated December 17, 1997, relating to the balance sheets of Interactive Flight Technologies, Inc. as of October 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended October 31, 1997, which report appears in the October 31, 1997 annual report on Form 10-KSB of Interactive Flight Technologies, Inc.

                                                           KPMG Peat Marwick LLP

Phoenix, Arizona
January 23, 1998